Exhibit 99

Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE Monday, March 31, 2008

Media General To Use Proceeds of $58 Million from Sale of SP Newsprint to Reduce Debt

RICHMOND, Va. – Media General, Inc. (NYSE: MEG), along with its two other equal partners in SP Newsprint Company, Cox Enterprises, Inc. and The McClatchy Company, today completed the sale of SP Newsprint to White Birch Paper Company.

Media General received proceeds of approximately $58 million from the transaction and will use the funds to reduce debt. After clearing transaction-related items, most notably paying taxes in the latter half of 2008, the net reduction in debt should be approximately $38 million. Media General accrued a non-cash book loss on the sale in its fourth-quarter 2007 results and does not expect its final loss, which is subject to a 60-day post-closing working capital settlement, to be significantly different from that amount, resulting in limited impact on operating results in 2008.

“The sale of our interest in SP Newsprint will eliminate the earnings volatility we have experienced in recent years from this equity investment,” said Marshall N. Morton, president and chief executive officer of Media General. “More importantly, Media General can now focus entirely on our core business as a pure media company.

Media General is also proceeding with the sale of five television stations and has previously announced signed agreements for three of the stations. The company is moving forward on the sale of the remaining two stations. Mr. Morton said, “We are pleased that these sales are meeting our value expectations.”

When the sales of all five stations are completed, Media General expects to realize total proceeds of $100-$105 million, which will be used to further reduce debt by $60-$65 million after considering estimated taxes to be paid. The company currently expects that debt at the end of 2008 will be approximately $770 million. As a result of lower debt and current expectations of declining interest rates, Media General anticipates that interest expense for 2008 will be about $43 million, down from nearly $60 million in 2007.

“In addition to redeploying the proceeds from asset sales, we are also using more operating cash to repay debt and less for capital spending this year, compared to the past few years,” said Mr. Morton. “As part of the aggressive expense-management initiatives currently under way, we are also reducing our capital spending plan for 2008 from $45 million to $25 million, exclusive of any equipment replacement related to last year’s Richmond Times-Dispatch press fire, with much of this spending scheduled for later this year.

“We are also actively focused on performance improvement initiatives that will counter the current advertising environment challenges, especially the impact of the deep recession in Florida,” said Mr. Morton. Media General announced in February that the Publishing Division expects to achieve an additional $10 million in expense reductions in 2008, mostly from lower newsprint consumption initiatives and lower discretionary and compensation costs. “We are acting now on an additional $15-$18 million in performance improvement actions across the company,” he said.

(1 of 2)

Publishing    •    Broadcast    •    Interactive Media

Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations.

Investor Contact:	Media Contact:
Lou Anne J. Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

(2 of 2)

Publishing    •    Broadcast    •    Interactive Media